Exhibit 10.2

Grantee: [ __ ]
GRAMERCY PROPERTY TRUST

2016 EQUITY INCENTIVE PLAN
RESTRICTED SHARE UNIT AWARD AGREEMENT
Name of Grantee: [ __ ] (the “Grantee”)
No. of Absolute TSR Share Units: [ __ ]
No. of Relative TSR Share Units: [ __ ]
Grant Date: [ __ ], 2016 (the “Grant Date”)

This AWARD AGREEMENT (this “Agreement”) is entered into by Gramercy Property Trust, a Maryland real estate investment trust (the “Company”), and the Grantee as of the Grant Date.
WHEREAS, the Company has adopted the Gramercy Property Trust 2016 Equity Incentive Plan (the “Equity Plan”) to provide incentive compensation to attract and/or retain employees of the Company and this Agreement evidences an award to the Grantee under the Equity Plan (the “Award”), which is subject to the terms and conditions set forth herein;
WHEREAS, unless the context requires otherwise, capitalized terms used but not defined herein shall have the respective meanings ascribed thereto by the Equity Plan; and
WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant Restricted Share Units to the Grantee subject to the terms and conditions set forth below, and the Company has issued to the Grantee the number of Restricted Share Units set forth below subject to the terms and conditions set forth below.
NOW, THEREFORE, it is hereby agreed as follows:
1.Grant of Restricted Share Units; Issuance of Restricted Shares.
(a)The Grantee is hereby granted an Award consisting of Restricted Share Units that may be earned based on Absolute TSR (the “Absolute TSR Share Units”) and Restricted Share Units that may be earned based on Relative TSR (the “Relative TSR Share Units” and, together with the Absolute TSR Share Units, “Award Share Units”) during the Measurement Period as set forth in Section 2 and 3 below, respectively. The total number of Award Share Units that constitute the Absolute TSR Share Units and the Relative TSR Share Units are set forth above.
(a)    On the Determination Date, (i) the Committee will determine, pursuant to Section 2 and 3 below, the number of Award Share Units for which the performance criteria applicable to such Award Share Units were satisfied as of the Valuation Date, (ii) the Company will issue to the Grantee a number of Common Shares equal to the number of such earned Award

Share Units (the “Restricted Shares”) and (iii) all of the Award Share Units shall be canceled. The payment of the Award Share Units is intended to comply with the requirements for a “short term deferral” under Section 409A of the Internal Revenue Code and this Agreement and the Award Share Units will be construed and administered to comply with such requirements.
2.    Absolute TSR Share Units.
(a)    Subject to the provisions of Sections 2(b) and 2(c) below in the event of a Qualified Termination or Change-in-Control prior to the end of the Performance Period, the number of Absolute TSR Share Units that are earned will be based on Absolute TSR during the Measurement Period in accordance with the following table:

Performance Level (% of Target Earned)	Absolute TSR	Number of Absolute TSR Share Units Earned
Below Threshold (0%)	Less than 4.5%	0
Threshold (50%)	4.5%	[______]
Target (100%)	7.0%	[______]
Maximum (200%)	12.0% or higher	[______]

For Absolute TSR between 4.5% and 7.0%, the number of Absolute TSR Share Units earned will be based on a linear interpolation between the number of Absolute TSR Share Units that would have been earned if Absolute TSR was 4.5% and the number that would have been earned if Absolute TSR was 7.0%, as set forth above. For Absolute TSR between 7.0% and 12.0%, the number of Absolute TSR Share Units earned will be based on a linear interpolation between the number of Absolute TSR Share Units that would have been earned if Absolute TSR was 7.0% and the number that would have been earned if Absolute TSR was 12.0%, as set forth above.
(b)    If the Valuation Date occurs upon the date of a Qualified Termination, the number of Absolute TSR Share Units earned shall equal the number of Absolute TSR Share Units that would be earned pursuant to Section 2(a) prorated to reflect the portion of the Performance Period that had elapsed as of the date of such Qualified Termination. Notwithstanding the foregoing, if a Qualified Termination occurs prior to, but in connection with, a Change-in-Control, then, for purposes of determining the number of Absolute TSR Share Units that the Grantee earns, such Qualified Termination will be treated as if it were a Change-in-Control.
(c)    For avoidance of doubt, if the Valuation Date occurs upon the date of a Change-in-Control, the number of Absolute TSR Share Units earned shall equal the full number of Absolute TSR Share Units earned pursuant to Section 2(a) without proration.
(d)    On or promptly following (but no later than 74 days after) the Valuation Date, the Committee shall perform the final calculations to determine the number of Absolute TSR Share Units earned by the Grantee as of the Valuation Date (the date on which such determination is made is referred to herein as the “Determination Date”).

3.    Relative TSR Share Units.
(a)    Subject to the provisions of Sections 3(b) and 3(c) below in the event of a Qualified Termination or Change-in-Control prior to the end of the Performance Period, the number of Relative TSR Share Units that are earned will be based on Relative TSR as of the Valuation Date in accordance with the following table:

Performance Level (% of Target Earned)	Relative TSR	Number of Relative TSR Share Units Earned
Below Threshold (0%)	Below 33rd percentile	0
Threshold (50%)	33rd percentile	[______]
Target (100%)	55th percentile	[______]
Maximum (200%)	80th percentile or greater	[______]

For Relative TSR falling between the 33rd percentile and the 55th percentile, the number of Relative TSR Share Units earned will be based on a linear interpolation between the number of Relative TSR Share Units that would have been earned if Relative TSR was at the 33rd percentile and the number that would have been earned if Relative TSR was at the 55th percentile, as set forth above. For Relative TSR falling between the 55th percentile and the 80th percentile, the number of Relative TSR Share Units earned will be based on a linear interpolation between the number of Relative TSR Share Units that would have been earned if Relative TSR was at the 55th percentile and the number that would have been earned if Relative TSR was at the 80th percentile, as set forth above.
(b)    If the Valuation Date occurs upon the date of a Qualified Termination, the number of Relative TSR Share Units earned shall equal the number of Relative TSR Share Units that would be earned pursuant to Section 3(a) based on Relative TSR as of the Valuation Date prorated to reflect the portion of the Performance Period that had elapsed as of the date of such Qualified Termination. Notwithstanding the foregoing, if a Qualified Termination occurs prior to, but in connection with, a Change-in-Control, then, for purposes of determining the number of Relative TSR Share Units that the Grantee earns, such Qualified Termination will be treated as if it were a Change-in-Control.
(c)    For avoidance of doubt, if the Valuation Date occurs upon the date of a Change-in-Control, the number of Relative TSR Share Units earned shall equal the full number of Relative TSR Share Units earned pursuant to Section 3(a) without proration.
(d)    On the Determination Date, the Committee shall perform the final calculations to determine the number of Relative TSR Share Units earned by the Grantee as of the Valuation Date.
4.    Vesting; Termination of Grantee’s Employment.

(a)    Subject to Section 4(b) below, all Restricted Shares issued pursuant to this Award shall become vested as follows: (i) one-half (1/2) of such Restricted Shares shall become vested as of June 30, 2019; and (ii) one-half (1/2) of such Restricted Shares shall become vested on June 30, 2020, subject to the Grantee’s continued employment by the Company (or its subsidiaries) through such dates. Except as provided in Sections 2(c) and 3(c) above and Sections 4(b) below, if at any time the Grantee shall cease to be an employee of the Company and its subsidiaries for any reason, then all Award Share Units and all Restricted Shares that remain unvested at such time shall automatically and immediately be forfeited by the Grantee.
(b)    Notwithstanding the foregoing, upon the occurrence of a Qualified Termination, subject to the Grantee signing a release containing, among other provisions, a release of claims and non-disparagement, confidentiality and return of property agreements, in a form and manner satisfactory to the Company (the “Release”) and the Release becoming irrevocable, all within thirty (30) days after the date of such Qualified Termination, all of the Grantee’s outstanding unvested Restricted Shares issued pursuant to this Award shall become vested upon the date that is thirty (30) days following the date of such Qualified Termination. Any termination or forfeiture of unvested Restricted Shares that otherwise would have occurred on or within thirty (30) days after the Grantee’s date of termination will be delayed until the 30th day after such date and will occur only to the extent such Restricted Shares do not vest pursuant to this Section 4. Notwithstanding the vesting schedule set forth in this Section 4, above, no additional vesting shall occur during this 30-day period following the Grantee’s date of termination.
5.    Payment of Dividend Equivalents. On the issuance date for Restricted Shares pursuant to Section 1(b) above, the Company will pay to the Grantee, in cash, an amount equal to the aggregate dividends that would have been paid with respect to such shares on or before such date if such shares had been issued on the Effective Date. With respect to dividends with a record date prior to such issuance date and a payment date after such issuance date, the Company will pay the Grantee, in cash, on the respective payment dates for such dividends, an amount equal to the amount of such dividends that would have been paid with respect to the Restricted Shares issued on such issuance date as if they had been issued prior to the record date for such dividends. The payment of any such dividend equivalents is intended to comply with the requirements for a “short term deferral” under Section 409A of the Code and this Agreement and such equivalents will be construed and administered to comply with such requirements. With respect to the Restricted Shares issued pursuant to this Agreement, the holder of the Restricted Shares shall be entitled to dividends with a record date on or after the issuance date of such Restricted Shares. Prior to the issuance of the Restricted Shares, the Grantee shall not be entitled to any dividends with respect to the Award Share Units or the Restricted Shares issuable in settlement thereof.
6.    Restrictions on Transfer. Subject to the provisions of the Equity Plan and this Agreement, except as may otherwise be permitted by the Committee (after consideration of, among other things, any applicable securities and tax law considerations) in connection with the Grantee’s trust or estate planning, the Grantee shall not be permitted voluntarily or involuntarily to sell, assign, transfer, or otherwise encumber or dispose of the Award Stock Units, this Award or the Restricted Shares; provided that the foregoing restriction shall not apply to the Restricted Shares from and after the date on which they vest.
7.    Changes in Capital Structure. If (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or shares of the Company or a transaction similar thereto, (ii) any share dividend, share split, reverse share split, share combination, reclassification, recapitalization, significant repurchases of shares or other similar change in the capital structure of the Company, or any distribution to holders of Common Shares other than regular cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the Award, then the Committee shall take any such action as in its discretion shall be necessary to maintain the Grantee’s rights hereunder so that they are substantially proportionate to the rights existing under this Agreement prior to such event.
8.    Definitions. Unless the context requires otherwise, capitalized terms used herein without definitions shall have the meanings given to those terms in the Equity Plan. In addition, as used herein:
“Absolute TSR” means, with respect to the Measurement Period, the average, compounded, annual (or annualized) return (expressed as a percentage) that would have been realized by a shareholder who (A) bought one Common Share at the Common Share Price on the Effective Date, (B) reinvested each distribution declared during the Measurement Period with respect to such Common Share (and any other Common Shares, or fractions thereof, previously received upon reinvestment of distributions or on account of distributions), without deduction for any taxes with respect to such distributions or any charges in connection with such reinvestment, in additional Common Shares at a price per Common Share equal to (i) the Fair Market Value on the trading day immediately preceding the ex-dividend date for such distribution less (ii) the amount of such distribution, and (C) sold such Common Shares on the Valuation Date at the Common Share Price as of such date, without deduction for any taxes with respect to any gain on such sale or any charges in connection with such sale.  As set forth in, and pursuant to, Section 7 of this Agreement, appropriate adjustments to the Absolute TSR shall be made to take into account all share dividends, share splits, reverse share splits and the other events set forth in Section 7 hereof that occur during the Measurement Period.
“Cause” means (A) if the Grantee is a party to an Employment Agreement that includes a definition of “cause,” the definition of such term in such Employment Agreement, or (B) if the Grantee is not party to an Employment Agreement that defines “cause,” (i) engaging in (a) willful or gross misconduct or (b) willful or gross neglect; (ii) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company or its subsidiaries; (iii) the commission of a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company or its subsidiaries; (iv) fraud, misappropriation or embezzlement; (v) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the Grantee; (vi) any illegal act detrimental to the Company or its subsidiaries; (vii) repeated failure to devote substantially all of the Grantee’s business time and efforts to the Company or its subsidiaries; or (viii) the Grantee’s failure to competently perform the Grantee’s duties after receiving notice from the Company or its subsidiaries, specifically identifying the manner in which the Grantee has failed to perform.
“Change-in-Control” means:
(a)    any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, any entity controlling, controlled by or under common control with the Company, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any such entity, and the Grantee and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the Grantee is a member), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of either (1) the combined voting power of the Company’s then outstanding securities or (2) the then outstanding Common Shares (or other similar equity interest, in the case of a company other than a corporation), in either such case other than as a result of an acquisition of securities directly from the Company; or
(b)    there shall occur any consolidation or merger of the Company that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the total voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation or ceasing to have the power to elect at least a majority of the board of directors or other governing body of such surviving entity; or
(c)    there shall occur (1) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company, as applicable, immediately prior to such sale, or (2) the approval by shareholders of the Company, as applicable, of any plan or proposal for the liquidation or dissolution of the Company, as applicable; or
(d)    the members of the Board at the beginning of any consecutive 24-calendar-month period (the “Incumbent Trustees”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any trustee whose election, or nomination for election by the Company’s shareholders was approved or ratified by a vote of at least a majority of the Incumbent Trustees shall be deemed to be an Incumbent Trustee.
“Common Shares” means the Company’s common shares of beneficial interest, par value $0.01 per share, either currently existing or authorized hereafter.

“Common Share Price” means, as of a particular date, the average of the Fair Market Values of one Common Share for the twenty (20) trading days ending on, and including, such date (or, if such date is not a trading day, the most recent trading day immediately preceding such date); provided that appropriate adjustment will be made if any of such trading days is the ex-dividend date for a dividend or other distribution on the Common Shares and provided, further, that if such date is the date upon which a Transactional Change-in-Control occurs, the Common Share Price as of such date shall be equal to the fair market value in cash, as determined by the Committee, of the total consideration paid or payable in the transaction resulting in the Transactional Change-in-Control for one Common Share.
“Determination Date” has the meaning set forth in Section 2(d) hereof.
“Disability” means, (A) if the Grantee is a party to an Employment Agreement that includes a definition of “disability,” the definition of such term in such Employment Agreement, or (B) if the Grantee is not party to an Employment Agreement that defines “disability”, a disability which renders the Grantee incapable of performing all of his material duties even with a reasonable accommodation on a full time basis for the entire period of four consecutive months or any 120 days in a 180 day period.
“Effective Date” means July 1, 2016.
“Employment Agreement” means, as of a particular date, the Grantee’s employment agreement with the Company or one of its subsidiaries in effect as of that date, if any.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” per Common Share as of a particular date means (i) if Common Shares are then listed on a national stock exchange, the closing sales price per Common Share on the exchange for such date, as determined by the Committee, (ii) if Common Shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the Common Shares in such over-the-counter market for such date, as determined by the Committee, or (iii) if Common Shares are not then listed on a national stock exchange or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided that, where the Common Shares are so listed or traded, the Committee may make such discretionary determinations where the Common Shares have not been traded for 10 trading days.
“Family Member” of a Grantee, means the Grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee’s household (other than a tenant of the Grantee), a trust in which these persons (or the Grantee) own more than 50% of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than 50% of the voting interests.
[“Good Reason” has the meaning set forth in the Employment Agreement.]1

1 Only to be included in awards made to employees with Employment Agreements including this concept.

“Index Companies” means, as of a particular date, all of the companies that were constituents of the MSCI US REIT Index (or, in the event such index is discontinued or its methodology significantly changed during the Measurement Period, a comparable index selected by the Committee in good faith) during the entire period from the Effective Date through such date, excluding the Company.
“Measurement Period” means the period from and including the Effective Date to and including the Valuation Date.
“Performance Period” means the period from and including the Effective Date to and including June 30, 2019.
“Qualified Termination” means the termination of the Grantee’s employment with the Company and all of its subsidiaries due to (i) a termination without Cause by the Company or one of its subsidiaries, [(ii) a termination with Good Reason by the Grantee,]2 (iii) the Retirement of the Grantee, or (iv) the Grantee’s death or Disability.
“Relative TSR” means, as of the date for which the calculation is being tested, the percentile rank of the Company’s total shareholder return from the Effective Date through such date as determined by dividing (a) the sum of (i) 100% minus the percentage of Index Companies as of such date with a total shareholder return greater than the Company, plus (ii) the percentage of Index Companies as of such date with a total shareholder return less than the Company, by (b) two. For purposes of this definition, the total shareholder return of the Company and each of the Index Companies shall be computed based on the total return that would have been realized by a shareholder who (1) bought $100 of shares of common equity securities of such company on the Effective Date at a per share price equal to the closing sales price per share on the principal national stock exchange on which shares of such common equity securities are listed on the Effective Date (or, if the Effective Date was not a trading day, the immediately preceding trading day), (2) contemporaneously reinvested each dividend and other distribution declared during the Measurement Period and received with respect to such share (and any other shares previously received upon reinvestment of dividends or other distributions) and (3) sold 1/20th of such shares on each trading day during the twenty (20) consecutive trading day period up to and including the Valuation Date (or, if the Valuation Date is not a trading day, the immediately preceding trading day) for a per share price equal to the closing sales price per share on the principal national stock exchange on which shares of such common equity securities are listed on such day; provided that if the Valuation Date is the date upon which a Transactional Change-in-Control occurs, the ending share price of the Common Shares as of such date shall be equal to the fair market value in cash, as determined by the Committee, of the total consideration paid or payable in the transaction resulting in the Transactional Change-in-Control for one Common Share. Total shareholder return shall be computed on a consistent basis across all companies, in accordance with the foregoing, using total shareholder return data obtained from a third party data provider selected by the Committee in its sole discretion.
2 Only to be included in awards made to employees with Employment Agreements including this concept.

“Retirement” means the termination by the Grantee of the Grantee’s employment with the Company and its subsidiaries in circumstances where (i) on the date of termination, the Grantee is at least 55 years old, (ii) the Grantee’s employment with the Company (or its subsidiaries) and any company or other business that was directly or indirectly acquired by the Company has continued for a period of at least 10 continuous full years at the time of termination and (iii) the Grantee gives at least six months’ prior written notice to the Company of the Grantee’s retirement date and remains employed with the Company and/or one of its subsidiaries until such retirement date.
“Transactional Change-in-Control” means (a) a Change-in-Control described in clause (a) of the definition thereof where the “person” or “group” makes a tender offer for Common Shares, or (b) a Change-in-Control described in clauses (b) or (c)(1) of the definition thereof.
“Valuation Date” means the earlier of (a) June 30, 2019, (b) the occurrence of a Change-in-Control or (c) a Qualified Termination.
9.    Miscellaneous.
(a)    Amendments. This Agreement may be amended or modified only with the consent of the Company; provided that any amendment or modification which adversely affects the Grantee must be consented to by the Grantee to be effective as against him.
(b)    Incorporation of Equity Plan. The provisions of the Equity Plan are hereby incorporated by reference as if set forth herein. If and to the extent that any provision contained in this Agreement is inconsistent with the Equity Plan, this Agreement shall govern.
(c)    Data Privacy Consent. In order to administer the Equity Plan and this Agreement and to implement or structure future equity grants, the Company and its agents may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Equity Plan and/or this Agreement.
(d)    Legend. The certificates or book entries evidencing the Restricted Shares shall bear an appropriate legend, as determined by the Company in its sole discretion, to the effect that such Restricted Shares are subject to restrictions as set forth herein and in the Equity Plan.
(e)    Compliance With Law. The Company and the Grantee will make reasonable efforts to comply with all applicable securities laws.
(f)    Registration. The Company will have no obligation to register under the Securities Act any securities issued pursuant to this Agreement.
(g)    Severability. In the event that one or more of the provisions of this Agreement may be invalidated for any reason by a court, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.
(h)    Governing Law. This Agreement is made under, and will be construed in accordance with, the laws of the State of New York, without giving effect to the principle of conflict of laws of such State.
(i)    No Obligation to Continue Position as an Officer or to Employ. Neither the Company nor any affiliate is obligated by or as a result of this Agreement to continue to have the Grantee as an officer or to employ the Grantee and this Agreement shall not interfere in any way with the right of the Company or any affiliate to terminate the Grantee as an officer or employee at any time.
(j)    Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
(k)    Withholding and Taxes. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law. The Grantee shall, not later than the date as of which vesting or payment in respect of this award becomes a taxable event, pay to the Company or make arrangements satisfactory to the Company for payment of any Federal, state and local taxes required by law to be withheld on account of such taxable event. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee.
(l)    Successors and Assigns. This Agreement shall be binding upon the Company’s successors and assigns, whether or not this Agreement is expressly assumed.
(m)    Other Agreements. Except as specifically provided otherwise in this Agreement, any provisions in any Employment Agreement or other prior agreement relating to accelerated vesting or that would otherwise modify the vesting provisions set forth herein in connection with a termination of employment, a Change-in-Control or in any other circumstance shall not apply to this Agreement, the Award Share Units granted hereunder or the Restricted Shares issuable hereunder, and the specific terms of this Agreement shall supersede such provisions.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first set forth above.

GRAMERCY PROPERTY TRUST

By: _________________________________
Name:
Title:

GRANTEE

_______________________________________
Name:

[Signature Page to Restricted Share Unit Award Agreement]